Exhibit 10.1

Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated by [***]

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of the Effective Date between BLUE RIDGE COMMERCE CENTER WEST LLC, a Delaware limited liability company (“Seller”), and APPLIED OPTOELECTRONICS, INC., a Delaware corporation (“Purchaser”).

For good and valuable consideration, the receipt and sufficiency of which are acknowledged by Seller and Purchaser, Seller agrees to sell, and Purchaser desires to purchase, the Property described below, for the Purchase Price and upon the terms and conditions set forth below:

1. Certain Definitions and Fundamental Provisions.

1.1. “Closing Date” means the Effective Date.

1.2. “Earnest Money Deposit” means the amount of TWO HUNDRED SIXTY-SEVEN THOUSAND EIGHT HUNDRED THIRTY-FOUR AND 72/100 DOLLARS ($267,834.72) plus any and all interest actually accrued thereon while held by the Escrow Holder.

1.3. “Effective Date” means the date on which the Escrow Holder receipts a fully executed copy of this Agreement. The Escrow Holder shall notify the Purchaser and Seller in writing of the exact date of the Effective Date.

1.4. “Escrow Holder” means Charter Title Company, whose address is:

Charter Title Company

845 Texas Avenue, Suite 3910

Houston, Texas 77002

Attn: Jill Lantz

Phone: [***]

Email: [***]

1.5. “Independent Consideration” means a portion of the Earnest Money Deposit, in the amount of $1,000.00 as independent consideration for this Agreement.

1.6. “Inspection Period” means the period commencing on the Effective Date and ending upon Closing.

1.7. “Property” means, collectively, the Real Property, the Tangible Personal Property, Assumed Contracts, and the Intangible Property, as such terms are defined below.

1.7.1.  “Real Property” means (i) the “Land” comprised of real property located at 16851 Blue Ridge Commerce Dr., Building 3, Houston, Fort Bend County, Texas, consisting of approximately 8.858 acres of land as shown on Exhibit A, attached hereto, together with all right, title and interest of Seller in and to all easements, tenements, hereditaments, and appurtenances in or upon such land, to all strips and gores and any land lying in the bed of any street, road or alley, adjoining such land, and all other rights and appurtenances belonging or in anywise pertaining to such land and (ii) “Improvements” which includes all improvements and fixtures located on the Land that are owned by Seller.

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1.7.2.  “Tangible Personal Property” means all furniture, equipment, drawings, plans, surveys and other tangible personal property currently owned by Seller and used solely in the operation, repair and maintenance of the Land and Improvements and situated thereon, but expressly excluding (i) all furniture, equipment, and all other personal property owned by public or private utilities contractors located at the Property, except, in each of the foregoing cases, to the extent of any reversionary or other interest of Seller therein, (ii) all cash on hand, checks, money orders, prepaid items, accounts receivable and claims arising prior to the Closing, and (iii) all books and records of Seller. The Tangible Personal Property to be conveyed from Seller to Purchaser is subject to depletions, replacements and additions in the ordinary course of business and contractual and legal transfer and use restrictions;

1.7.3.  “Contracts” means all of Seller’s right, title and interest in and to any contracts, permits, licenses and other agreements relating to the design, construction, operation, repair, maintenance, or management of the Real Property, Tangible Personal Property or Intangible Property to the extent same are assignable, which shall include the electric service provider agreement, and any new service contracts and other agreements that are assignable and entered into pursuant to this Agreement, which as of the Closing Date pertain to the Real Property, Tangible Personal Property or Intangible Property, including any deposits thereunder for which Purchaser shall pay to Seller the cash equivalent at Closing, to the extent Purchaser elects to assume such Contracts pursuant to Section 7.5.3 and listed on Exhibit B, attached hereto (the “Existing Contracts”). For purposes herein, the term “Contracts” shall include the Agreement and General Conditions for Construction (Guaranteed Maximum Price) dated August 5, 2024 (the “Construction Contract”), between Seller and EE Reed Construction, L.P., a Texas limited partnership, and Agreement for Architectural Services dated July 5, 2023 (the "Architect Agreement"), between Seller and Seeberger & Associates, LP d/b/a Seeberger Architecture; provided, however, that the assignment of the Construction Contract and Architect Agreement is limited to Seller's rights thereunder to the extent such rights are assignable and relate solely to the Improvements and not any other property; and

1.7.4.  “Intangible Property” means all of Seller’s right, title and interest in and to all permits, approvals, entitlements and other intangible property owned by Seller, if any, and used solely in connection with the Property, including, without limitation, all of Seller’s right, title and interest in any and all transferable, unexpired warranties and guaranties, to the extent assignable.

The Property shall be sold, conveyed and assigned subject to the Permitted Encumbrances.

1.8. “Purchase Price” means an amount equal to TWENTY-SIX MILLION SEVEN HUNDRED EIGHTY-THREE THOUSAND FOUR HUNDRED SEVENTY-TWO AND 00/100 DOLLARS ($26,783,472.00), as may be adjusted in accordance with the provisions of this Agreement.

1.9. “Purchaser’s Address” means:

Applied Optoelectronics, Inc.

13139 Jess Pirtle

Sugar Land, TX 77478

Attn: Ray Du

Email: [***]

With a copy to:

Ewing & Jones, PLLC

6363 Woodway, Suite 1000

Houston, Texas 77057

Attn: Phillip Williams

Email: [***]

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1.10. “Seller’s Address” means:

Blue Ridge Commerce Center West LLC

c/o Trammell Crow Company

2800 Post Oak Blvd., Suite 400

Houston, Texas 77056

Attn: George R. Farish II

Phone: [***]

Email: [***]

With a copy to:

Wilson, Cribbs & Goren, P.C.

1233 West Loop South, Suite 800

Houston, Texas 77027

Attn: Anthony Marré and Colton Kimler

Phone: [***]

Email: [***]

1.11. “Title Company” means Charter Title Company, whose address is:

Charter Title Company

845 Texas Avenue, Suite 3910

Houston, Texas 77002

Attn: Jill Lantz

Phone: [***]

Email: [***]

1.12. “Lease” means that certain Lease Agreement by and between Seller, as landlord, and Purchaser, as tenant, dated February 10, 2026, for the lease of approximately 153,928 rentable square feet in Building #3, and commonly known as 16851 Blue Ridge Commerce Dr., Houston, TX 77489, as more particularly set forth in the Lease.

Those capitalized terms used in this Agreement which are not defined in this Section 1 shall have the meaning ascribed to them elsewhere in this Agreement.

2. Purchase Price. The Purchase Price to be paid by Purchaser to Seller for the sale and conveyance of the Property is specified in Section 1.8, and shall be payable to Seller at the closing of the transaction contemplated hereby (“Closing”) by wire transfer of immediately available federal funds, which funds must be delivered in a manner to permit Escrow Holder to deliver good funds to the Seller or its designee on the Closing Date.

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3. Earnest Money Deposit; Independent Consideration.

3.1. If not already delivered to the Title Company as of the Effective Date, Purchaser shall, within one (1) business day after the Effective Date, deliver to the Title Company in good funds the Earnest Money Deposit. The Earnest Money Deposit shall be held and disbursed in accordance with this Agreement. Seller and Purchaser stipulate that Purchaser’s agreement to deposit the Earnest Money Deposit is sufficient consideration to support this Agreement; however, if Purchaser fails to timely deposit the Earnest Money Deposit, Seller may terminate this Agreement by delivering written notice thereof to Purchaser before the Earnest Money Deposit is deposited with the Title Company. If Purchaser has not terminated this Agreement prior to the expiration of the Inspection Period, the Earnest Money Deposit, plus any and all interest actually accrued thereon while held by the Escrow Holder, shall become non-refundable to Purchaser except as otherwise expressly provided in this Agreement and shall be released to Seller immediately upon such expiration subject to Seller’s obligation to return the Earnest Money Deposit to Purchaser in the event Purchaser is entitled to such return under this Agreement. If Purchaser purchases the Property pursuant to this Agreement, the Earnest Money Deposit shall be applied to the Purchase Price at Closing.

3.2. In any event, if Purchaser is entitled to have the Earnest Money Deposit returned to Purchaser pursuant to any provision of this Agreement, the Independent Consideration portion of the Earnest Money Deposit shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement. The parties have bargained for such amount as consideration for Purchaser’s exclusive option to purchase the Property pursuant to the terms of this Agreement and for Seller’s execution of this Agreement, in addition to other consideration described in this Agreement. The Independent Consideration is not refundable.

4. Delivery of Information.

4.1. No later than fifteen (15) business days after the Effective Date, Seller shall deliver or cause the Title Company to deliver to Purchaser (i) a current commitment for title insurance or preliminary title report issued by the Title Company, in the amount of the Purchase Price and on a TLTA standard form commitment, with Purchaser as the proposed insured (the “Title Commitment”) and (ii) copies of all recorded documents listed as exceptions (including easements, restrictions, rights-of-way, covenants, recorded leases, conditions and agreements) on Schedule B of the Title Commitment (“Title Documents”).

4.2. No later than five (5) business days after the Effective Date, Seller will deliver to Purchaser a copy of Seller’s existing survey of the Real Property to the extent the same is in Seller’s possession or control (the “Survey”). If the existing Survey is not acceptable to Purchaser, Purchaser may, at Purchaser’s sole cost and expense, obtain a new or updated Survey. Purchaser agrees to deliver an electronic copy of such updated or new Survey to the Seller promptly upon receipt. Any new or updated Survey obtained by the Purchaser shall be deemed to be the “Survey” hereunder.

4.3. Seller has delivered or will, within five (5) business days after the Effective Date (“Document Delivery Date”), deliver or make available to Purchaser copies of the documents described on Exhibit F, to the extent the same are in Seller’s possession or control (the “Information”, and together the Title Commitment, Title Documents, and Survey, collectively referred to as the “Property Documents”).

4.4. PURCHASER AGREES THAT SELLER IS PROVIDING THE PROPERTY DOCUMENTS FOR PURPOSES OF NOTICE ONLY AND SUCH PROPERTY DOCUMENTS DO NOT CONSTITUTE A WARRANTY OR REPRESENTATION OF ANY KIND AS TO THE QUALITY OR CONDITION (WHETHER ENVIRONMENTAL OR OTHERWISE) OF THE PROPERTY OR THE SUITABILITY OR FITNESS OF THE PROPERTY FOR ANY OF PURCHASER’S PURPOSES OR INTENDED USES WHATSOEVER; AND PURCHASER, FURTHER, ACKNOWLEDGES AND AGREES THAT SELLER MAKES NO WARRANTY OR REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE PROPERTY DOCUMENTS, EXCEPT TO SELLER’S KNOWLEDGE, THOSE PROPERTY DOCUMENTS WHICH WERE PREPARED BY SELLER.

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4.5. Purchaser shall keep all non-public information furnished to Purchaser by Seller or obtained by Purchaser with respect to the Property confidential; however, Purchaser may disclose such information (i) to its employees, consultants, engineers, architects, lender(s), prospective lender(s), and other representatives directly assisting with the acquisition of the Property (collectively, “Purchaser’s Representatives”) in connection with its feasibility studies and for purposes of evaluating its proposed acquisition or financing of the Property, provided that such persons agree to maintain the confidentiality of such information, and (ii) to the extent required by applicable law (provided that if Purchaser believes it is required by applicable law to disclose any such information, Purchaser shall give Seller reasonable prior written notice of its intent to disclose such information, the information to be disclosed, and the basis upon which Purchaser believes such disclosure is required, and Seller shall have the right to contest or seek protection from the disclosure of such information). Notwithstanding anything to the contrary in this Agreement, Seller acknowledges and agrees that Purchaser may file this Agreement with the U.S. Securities and Exchange Commission (SEC) as an exhibit to a Current Report on Form 8-K or other periodic report pursuant to the Securities Exchange Act of 1934, as amended; provided, however, that prior to any such filing, Purchaser shall submit the proposed redacted version of this Agreement to Seller for review and approval, and Purchaser shall not file any version of this Agreement unless and until Seller has approved the redactions, such approval not to be unreasonably withheld, conditioned, or delayed. Such filing shall not constitute a breach of the confidentiality provisions herein.

4.6. If this Agreement is terminated, Purchaser shall deliver to Seller copies of any and all reports, tests, studies, data, and other information acquired by Purchaser or Purchaser’s Representatives with respect to the Property, including, without limitation, all reports, tests or studies relating to the structural or geologic conditions of the Property and any environmental conditions or hazardous waste or hazardous substances contamination of the Property; excepting therefrom any of Purchaser’s internal or proprietary work product.

5. Inspection Period. During the Inspection Period, Purchaser shall have the right to review and evaluate the Property, including the Property Documents and all physical, environmental, title and other matters affecting the Property. Purchaser may, in its sole discretion, terminate this Agreement by delivering written notice to Seller on or before the expiration of the Inspection Period, in which event the Earnest Money Deposit (less the Independent Consideration) shall be returned to Purchaser and, except for those obligations that expressly survive the termination of this Agreement, this Agreement shall terminate and be of no further force or effect. Purchaser may, at any time prior to the expiration of the Inspection Period, waive the Inspection Period by written notice to Seller, in which event the Inspection Period shall be deemed to expire on the date of such notice. If Purchaser fails to timely terminate this Agreement prior to the expiration of the Inspection Period, Purchaser shall be deemed to have approved the Property and waived its right to terminate this Agreement under this Section, and the Earnest Money Deposit (less the Independent Consideration) shall thereafter be non-refundable except as otherwise expressly provided in this Agreement. Purchaser acknowledges that it is currently in possession of the Property pursuant to the Lease. Purchaser shall conduct any inspections, tests or investigations in a manner that does not unreasonably interfere with the operation or use of the Property. To the extent Purchaser conducts any inspections, tests or investigations outside the ordinary course of its occupancy of the Property under the Lease, Purchaser shall, at its sole cost and expense, (i) maintain commercially reasonable insurance, (ii) keep the Property free and clear of any liens arising from such activities, and (iii) indemnify, defend and hold Seller harmless from and against any liens, claims, liabilities, damages or costs arising from such activities, except to the extent caused by Seller’s gross negligence or willful misconduct. Purchaser shall not conduct any physically invasive testing (including, without limitation, subsurface drilling, soil borings or Phase II environmental testing) without Seller’s prior written consent, which may be granted or withheld in Seller’s sole discretion. Seller may impose reasonable conditions to any such consent, including requirements relating to the scope, timing and supervision of such testing. Purchaser shall be responsible for repairing any damage to the Property caused by its inspections or testing and shall restore the Property to substantially the same condition existing prior thereto. Purchaser shall not deliver any reports or test results to any governmental authority without Seller’s prior written consent, unless required by applicable law.

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6. Title.

6.1. If any aspect of the Title Commitment or the Survey is objectionable to Purchaser, in Purchaser’s sole discretion, Purchaser shall notify Seller of such fact in writing no later than five (5) days after its receipt of the last of (a) the Title Commitment, (b) a copy of each of the Title Documents, and (c) the Survey, but in all events prior to the expiration of the Inspection Period. Seller shall obtain a satisfaction and release of any monetary liens encumbering the Property which are created by, through or under Seller (voluntarily or involuntarily), including, without limitation, any and all mortgages, mechanics liens, financing statements, delinquent taxes and judgment liens (collectively, the “Monetary Liens”), and Purchaser shall not be required to include any Monetary Lien in an objection notice. Seller shall have no obligation to attempt to eliminate or modify any such objections and Seller shall not be obligated to bring any action or proceeding or to incur any expense whatsoever in that regard. In the event Seller is unable to modify or eliminate any such objections to Purchaser’s satisfaction within five (5) days after receipt of such notice (other than the Monetary Liens, which shall be satisfied by Seller on or before the Closing), and Seller and Purchaser have not entered into a written agreement in regard to the modification or elimination of such objections, Purchaser shall be entitled to (x) terminate this Agreement at any time prior to the expiration of the Inspection Period (whereupon the Earnest Money Deposit, less the Independent Consideration, shall be delivered to Purchaser), or (y) proceed to Closing and accept title to the Property subject to such objections. Purchaser shall be deemed to have approved all matters shown on the Title Commitment and the Survey to which Purchaser does not timely object in accordance with this Section.

6.2. Intentionally Deleted.

6.3. All exceptions appearing in the Title Commitment to which Purchaser does not object (other than the Monetary Liens and any Schedule C items which relate to Seller, which shall be satisfied by Seller on or before the Closing) or which are deemed waived and accepted by Purchaser as set forth herein are herein referred to as the “Permitted Encumbrances”, provided, however, that as to those exceptions to which Purchaser does object, if Seller modifies any such exception to Purchaser’s satisfaction, which satisfaction must be evidenced by a written notice executed by Purchaser, then such exception, as so modified, shall be deemed included in the term “Permitted Encumbrances”.

7. Seller’s Representations, Warranties, and Covenants.

7.1. Seller represents and warrants to Purchaser that, as of the Effective Date and, again, as of the Closing Date:

7.1.1.   Organization. Seller is a limited liability company, duly organized and in existence in the State of Delaware and qualified to do business in the State of Texas, and has full right, power, and authority to execute and deliver this Agreement and to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties, and the person executing this Agreement on behalf of Seller is duly authorized to execute and deliver this Agreement.

7.1.2.   Conflicts. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Property are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Property is subject.

7.1.3.   Litigation. To Seller’s current actual knowledge, there are no actions, suits, claims, assessments, or proceedings pending against Seller or the Property or, to Seller’s knowledge, threatened that could have an adverse effect on the Property or Seller’s ability to perform hereunder.

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7.1.4.   Contracts. The Contracts listed on Exhibit B, attached hereto are all of the Existing Contracts relating to the Property. Each of the Existing Contracts is in full force and effect. To Seller’s current actual knowledge, neither Seller nor any other party to any Existing Contract is in default under such Existing Contract. Seller shall update Exhibit B to include any new Contract entered into prior to the Closing Date and this representation shall be made as to the Contracts on the Closing Date.

7.1.5.   Title. Seller has good and indefeasible fee simple title to the Land and Improvements, subject, at Closing, only to the Permitted Encumbrances and such other exceptions as may be permitted under this Agreement. This representation and warranty shall be deemed fulfilled upon delivery of the Owner’s Title Policy (as hereinafter defined) following Closing.

7.1.6.   No Investigation. To Seller’s current actual knowledge, Seller has not received any written notice of any pending or threatened claims, complaints, notices, correspondence or requests for information received by Seller with respect to any violation or alleged violation of any Environmental Law, any releases of Hazardous Substances (as hereinafter defined) or with respect to any corrective or remedial action for, or cleanup of, the Property or any portion thereof. Seller has not transported, disposed of or treated, or arranged for the transportation, disposal or treatment of, any Hazardous Substances from, at or to the Property. For purposes of this Agreement, “Environmental Laws” shall mean: all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof). For purposes of this Agreement, “Hazardous Substances” shall mean: any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law.

7.1.7.   Prohibited Person. Neither Seller nor the owner of any controlling interest in Seller (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to the Order and any other applicable rules, regulations, legislation or orders (such lists are collectively referred to as the “List”); and (ii) will transfer or permit the transfer of any controlling interest in Seller to any person or entity who is, or any of whose beneficial owners are, listed on the List.

7.1.8.   Intentionally Deleted.

7.1.9.   No Bankruptcy. Neither Seller nor its members are a party to any voluntary or involuntary proceedings under any applicable laws relating to the insolvency, bankruptcy, moratorium or other laws affecting creditors rights to the extent that such laws may be applicable to Seller or any of its members.

7.1.10.   Condemnation. To Seller’s current actual knowledge, Seller has not received any written notice of proceedings pending nor, to Seller’s current actual knowledge, are any proceedings threatened against or affecting the Real Property or any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain proceedings.

7.1.11.   No Brokers. There are no listing agreements, brokerage agreements or other comparable agreements which will be binding on Purchaser or the Property upon or following Closing.

7.1.12.   ERISA. Neither the execution and delivery of this Agreement nor any of the transactions contemplated thereunder involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c) of the Internal Revenue Code of 1986, as amended.

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7.1.13.   Options/ROFR/ROFO. No options or other contracts have been granted or entered into which are still outstanding and which give any other party a right to purchase or lease any interest in the Property or any part thereof other than Purchaser.

7.2. All references in Section 7.1 or elsewhere in this Agreement to “Seller’s knowledge” or “Seller’s current actual knowledge” or similar words (i) shall refer solely to the current, actual knowledge (as opposed to constructive, deemed or imputed knowledge) of George R. Farish II, Seller’s authorized representative, (ii) shall not be construed to refer to the knowledge of any other employee, officer, director, shareholder or agent of Seller or any affiliate of Seller, (iii) shall not impose upon the foregoing individual any duty to investigate the matter to which the actual knowledge, or the absence thereof, pertains, and (iv) shall not impose any personal liability upon such person for the inaccuracy of such representation or warranty.

7.3. The representations and warranties made by Seller in Section 7.1 shall survive Closing upon the following terms, provisions and conditions:

7.3.1.  The representations and warranties made by Seller in Section 7.1 will survive only for a period of one hundred eighty (180) days after the Closing Date (the “Survival Expiration Date”), on which date the obligations of Seller under Section 7.1 will automatically terminate except for any R&W Claims (as hereinafter defined) properly made in accordance with Section 7.3 prior to the Survival Expiration Date.

7.3.2.  Purchaser may not and will not make any claim for any alleged breach or inaccuracy of a representation or warranty or for any alleged misrepresentation by Seller under Section 7.1 (an “R&W Claim;” collectively, the “R&W Claims”) unless Purchaser’s good faith estimate of the damages suffered by Purchaser as a direct result of such R&W Claims exceeds $25,000.00 (“Liability Threshold”), then Purchaser shall be entitled to recover damages back to the first dollar of loss, without regard to such Liability Threshold.

7.3.3.  Purchaser will promptly notify Seller, in writing, of any R&W Claim when Purchaser obtains actual notice thereof describing in such notice, with reasonable specificity, the nature of the alleged breach, inaccuracy or misrepresentation, and Purchaser will take no further action under law or in equity in regard to such claim for a period of thirty (30) days after Seller’s receipt of such notice, during which time Seller may, in its discretion but without any obligation so to act, undertake to cure the alleged breach, inaccuracy or misrepresentation. Purchaser will reasonably cooperate with Seller’s efforts, if any, to cure the claim. For avoidance of doubt, any R&W Claims received by Seller after the Survival Expiration Date shall be deemed void and of no effect.

7.3.4.  In no event will Purchaser be entitled to recover any punitive, exemplary or consequential damages for or in regard to any R&W Claim, whether Seller accedes to the claim or Purchaser prevails in any proceeding to enforce its rights and remedies in regard to such claim.

7.3.5.  In no event will Seller be obligated to pay to Purchaser an amount cumulatively or in the aggregate under Section 7.1 for or in regard to any and all R&W Claims, whether Seller accedes to the claim(s) or Purchaser prevails in any proceeding to enforce its rights and remedies in regard to such claim(s), in excess of one percent (1.0%) of the Purchase Price (the “Liability Cap”).

7.3.6.  The provisions of Section 7.3 inure to the benefit of Purchaser only and not to Purchaser’s successors or assigns, except for a permitted assignee under Section 18 of this Agreement.

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7.3.7.  Purchaser may make no claim for, and Seller will have no obligation or liability for, any breach or inaccuracy of any representation or warranty or any misrepresentation by Seller known to Purchaser prior to the Closing or in regard to which Purchaser does not exercise its rights to terminate this Agreement under Section 7.4. Without limitation of the foregoing, any breach or inaccuracy of any representation or warranty or any misrepresentation by Seller known to Purchaser prior to the Closing or in regard to which Purchaser does not exercise its rights to terminate this Agreement under Section 7.4 will not constitute or be deemed an R&W Claim for purposes of this Agreement.

7.4. If Purchaser determines that any representation or warranty of Seller set forth in this Agreement is untrue in any material respect prior to the Closing Date, then, subject to Section 15.2, Purchaser, as its sole and exclusive remedy, may terminate this Agreement by delivering written notice thereof to Seller within five (5) days after Purchaser learns that such representation or warranty was untrue (but in any event no later than the Closing Date), in which case, the Title Company or Seller, as applicable, shall immediately deliver to Purchaser the Earnest Money Deposit upon written notice from Purchaser thereof, and neither Seller nor Purchaser shall have any further rights or obligations hereunder, except those that by their terms survive the termination of this Agreement or Purchaser’s remedies under Section 15.2. If Purchaser does not elect to terminate this Agreement within the five (5) day period, then Purchaser will be deemed to have waived any claim relating to such representation or warranty. In the event of any conflict between the provisions of this Section 7.4 and other provisions of this Agreement, the provisions of Section 7.4 shall govern and control.

7.5. Seller covenants and agrees with Purchaser that, from the Effective Date until Closing, Seller shall:

7.5.1.  operate the Property in accordance with its historical practices, except as expressly limited in this Agreement. Without limiting the foregoing, Seller shall not voluntarily (i) institute or otherwise approve any change to any zoning presently applicable to the Property, or (ii) fail to maintain such insurance that is equivalent in all material respects to such insurance Seller is maintaining as of the Effective Date.

7.5.2.  not enter into any new lease without the prior written consent of Purchaser;

7.5.3.  not enter into any new Contract or modify any Existing Contract, if such new Contract will survive Closing, unless (i) such Contract is cancelable at Closing, (if Purchaser requests that such contract or agreement be terminated by Seller); or (ii) Purchaser has given its prior written consent (which consent may be withheld in Purchaser’s sole discretion). Other than those Contracts, if any, that Purchaser, in its sole discretion, notifies Seller in writing on or prior to the expiration of the Inspection Period that Purchaser wishes to assume (“Assumed Contracts”), Seller shall, at Seller’s sole cost, deliver notice of termination of all Contracts on or prior to Closing (such contracts, “Rejected Contracts”). Seller shall terminate at Seller’s sole cost and expense, and deliver notices of such termination effective at or prior to the Closing with respect to, (i) any and all property management and listing agreements, and (ii) any Rejected Contracts, and Purchaser shall not assume or have any obligations with respect to such terminated agreements; and

7.5.4.  not convey, assign or voluntarily encumber title to the Property, except for encumbrances that will be paid in full by Seller out of the Purchase Price at Closing.

7.6. Seller shall use commercially reasonable efforts to cause the Johns Manville roof membrane warranty and the Kirtley Roofing and Sheet Metal roof labor warranty, to the extent transferable, to be transferred or reissued to Purchaser effective as of Closing. If written evidence of either such transfer or reissuance has not been obtained as of Closing, Seller shall deliver such evidence to Purchaser promptly after Closing upon receipt thereof. Seller shall be responsible for any transfer or reissuance fees associated therewith. Seller’s obligations under this Section 7.6 shall survive Closing.

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8. Purchaser’s Representations, Warranties and Covenants.

8.1. Purchaser represents and warrants to Seller that (i) Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State in which it was organized, and as of the Closing Date, Purchaser will be in good standing and duly qualified to do business in the state where the Property is located, (ii) Purchaser has full right, power, and authority to execute and deliver this Agreement and will by the Closing have full right, power, and authority to consummate the purchase and sale transactions provided for herein without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties, (iii) there are no actions, suits, claims, assessments, or proceedings pending or threatened that could materially adversely affect Purchaser’s ability to perform hereunder, and (iv) Purchaser is not listed on the List and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to the Order and any other applicable rules, regulations, legislation or orders.

8.2. Intentionally Deleted.

8.3. Purchaser represents and warrants to Seller that Purchaser is not in violation of, and will not violate, Texas Property Code Sections 5.251–5.259 (“Alien Act”).

9. AS-IS SALE.

9.1. Purchaser agrees that Purchaser will fully, independently and personally inspect the Property and satisfy itself as to the quality, condition and suitability of the Property for Purchaser’s purposes. Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. Except as expressly stated in this Agreement, the Property is to be sold to and accepted by Purchaser at Closing in its then present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED,” except for the express representations and warranties of Seller set forth in this Agreement or in the conveyance documents delivered by Seller at Closing (the “Seller Undertakings”). PURCHASER ACKNOWLEDGES THAT SELLER AND SELLER’S AGENTS OR EMPLOYEES HAVE NOT MADE, AND SELLER SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, OR GUARANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PROPERTY, EXCEPT FOR THE SELLER UNDERTAKINGS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT FOR THE SELLER UNDERTAKINGS, SELLER MAKES NO REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND TO PURCHASER REGARDING (i) THE PHYSICAL CONDITION OF THE PROPERTY, (ii) WHETHER THE PROPERTY COMPLIES WITH APPLICABLE LAWS, RULES, REGULATIONS, OR ORDINANCES, (iii) THE PRESENCE (OR ABSENCE) OF HAZARDOUS MATERIALS IN, ON, UNDER OR IN THE VICINITY OF THE PROPERTY, OR (iv) THE PROPERTY’S SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY. PURCHASER WILL RELY ON ITS INVESTIGATIONS OF THE PROPERTY IN DETERMINING WHETHER TO ACQUIRE IT. THE PROVISIONS OF THIS SECTION 9.1 ARE A MATERIAL PART OF THE CONSIDERATION FOR SELLER ENTERING INTO THIS AGREEMENT AND SHALL SURVIVE CLOSING AND SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

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9.2. Purchaser, for itself and its successors, assigns and affiliates (“Purchaser Parties”), as applicable, does hereby WAIVE, RELEASE and FOREVER DISCHARGE Seller and its agents, employees, officers, directors, partners, controlling persons, and affiliates (each, a “Seller Party,” and collectively, the “Seller Parties”) from any and all claims, demands, responsibilities, liabilities, or causes of action at law or equity (collectively, “Claims”) that the Purchaser Parties may have or to which the Purchaser Parties might be entitled arising out of or related to the condition, valuation, salability, or utility of the Property, or its suitability for any purpose whatsoever including, but not limited to, with respect to the presence in the Real Property of Hazardous Materials, any voluntary or required investigatory or remedial action to respond to or address suspected or actual Hazardous Materials in the Real Property, or any environmental, structural or geologic condition on, under, adjacent to, migrating to or from, or otherwise affecting the Property, except for any R&W Claims. Without any limitation of the foregoing and except in regard to R&W Claims, Purchaser, for itself and the other Purchaser Parties, specifically WAIVES and RELEASES the Seller Parties from and against any Claims the Purchaser Parties may have against any Seller Parties now or in the future under CERCLA or RCRA; any other analogous state or federal statute; and common law arising from the environmental condition of the Property or the presence of Hazardous Materials, on, under, adjacent to, migrating to or from, or otherwise affecting the Property. Except in regard to R&W Claims, Purchaser, for itself and the other Purchaser Parties, further hereby WAIVES (and by closing this transaction will be deemed to have WAIVED) any and all Claims (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA, and RCRA) regarding the physical characteristics and any existing conditions of the Property, including, without limitation, environmental, structural and geologic conditions, and Hazardous Materials on, under, adjacent to, migrating to or from, or otherwise affecting the Property, that the Purchaser Parties may have against any Seller Parties. As between the Seller Parties and the Purchaser Parties, Purchaser and the other Purchaser Parties hereby assume the risk of changes in applicable laws and regulations relating to past, present and future environmental, structural or geological conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials, may not have been revealed in whole or in part by its investigation. Notwithstanding any provision of this Section 9 to the contrary, the provisions of this Section 9 shall neither (a) release Seller from liability for any Claims arising out of or in connection with (i) Seller’s fraud or fraudulent concealment or (ii) a breach of (or failure to comply with) any covenant, indemnity, agreement, obligation, representation or warranty of Seller set forth in this Agreement (to the extent the same expressly survives Closing) or any of the conveyance documents delivered by Seller at Closing, nor (b) impose upon Purchaser an obligation to indemnify, protect, defend or hold harmless Seller or any other person or entity against any Claims brought against Purchaser by any third party, and Purchaser does not by operation of this Section 9 assume, agree to pay for or indemnify Seller or any other person or entity against any liability, obligation or expense of Seller or any other person or entity or relating to the Property in any way, except only to the extent expressly provided in this Agreement. The provisions of this Section 9 shall survive Closing and the delivery of the Deed to Purchaser.

9.3. Purchaser acknowledges that any information of any type which Purchaser has received or may receive from Seller or its agents or representatives, including, without limitation, the Property Documents, is furnished on the express condition that Purchaser shall make an independent verification of the accuracy of such information, all such information being furnished. Except in regard to R&W Claims or Seller’s fraud or fraudulent concealment, Purchaser agrees that Purchaser will not attempt to assert any liability against Seller or its agents or representatives for furnishing such information or for any inaccuracies contained in such information, which agreement shall survive Closing.

9.4. The releases, waivers, disclaimers and other agreements set forth in this Section 9 shall survive the Closing and shall not merge with the provisions of any Closing documents. PURCHASER ACKNOWLEDGES AND AGREES THAT THE RELEASES, WAIVERS, DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS SECTION 9 ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE RELEASES, WAIVERS, DISCLAIMERS AND OTHER AGREEMENTS SET FORTH ABOVE AND THEIR SURVIVAL AFTER THE CLOSING.

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10. Closing.

10.1. Conditions to Purchaser’s Obligations. The Closing and Purchaser’s obligations to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions (or Purchaser’s written waiver thereof) which are for Purchaser’s sole benefit, on or prior to the dates designated below for the satisfaction of such conditions, or on or prior to the Closing in absence of a specified date:

10.1.1. On the Closing Date, all of Seller’s representations and warranties shall be true and correct in all material respects and Seller shall have performed each covenant in all material respects to have been performed by Seller hereunder.

10.1.2. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that, at Closing, the Title Company shall issue the Owner’s Title Policy, or have irrevocably committed in writing to issue to Purchaser the Title Policy, which Title Policy shall be dated as of the date of recordation of the Deed (as hereinafter defined), shall insure Purchaser in the full amount of the Purchase Price, include only those modifications and endorsements which the Title Company agreed in writing to provide prior to the expiration of the Inspection Period, and which shall show Purchaser as the fee simple owner of the Real Property, subject only to the applicable Permitted Encumbrances. Seller shall reasonably cooperate with Purchaser's efforts to obtain deletion of the exceptions for rights of parties in possession and tenants in possession from the Title Policy, including delivery of such affidavits and other documentation reasonably requested by the Title Company and within Seller's possession or control.

If any of the foregoing conditions have not occurred or been satisfied within the time periods and the terms set forth herein, then Purchaser may elect, as its sole and exclusive remedy to terminate this Agreement by written notice to Seller, in which event, the Earnest Money Deposit shall be returned to Purchaser, all obligations of the parties hereto shall thereupon cease and this Agreement shall, thereafter, be of no further force and effect, except those that by their terms survive the termination of this Agreement. Except as hereafter provided, if the failure of any of the foregoing conditions is by reason of a default by Seller, then nothing contained herein shall prevent Purchaser from exercising its rights under Section 15.2. If Purchaser closes the transaction contemplated in this Agreement, then Purchaser shall be deemed to have waived the foregoing conditions and any rights and remedies for Seller’s failure to satisfy the foregoing conditions.

10.2. Conditions to Seller’s Obligations. The Closing and Seller’s obligations to consummate the transaction contemplated by this Agreement are subject to the satisfaction of the following conditions (or Seller’s written waiver thereof) which are for Seller’s sole benefit, on or prior to the Closing in absence of a specified date. The Closing of the sale and purchase of the Property by Seller shall be deemed satisfaction of these conditions or Seller’s waiver of same:

10.2.1. On the Closing Date, all of Purchaser’s representations and warranties shall be true and correct in all material respects and Purchaser shall have performed each covenant in all material respects to have been performed by Purchaser hereunder.

If any of the foregoing conditions have not occurred or been satisfied within the time periods and the terms set forth herein and Purchaser fails to cure such failure within five (5) business days of written notice thereof from Seller (except that notice and opportunity to cure shall not apply to a Closing Default (as defined below)), then Seller may elect, as its sole and exclusive remedy to terminate this Agreement by written notice to Purchaser, in which event, the Earnest Money Deposit shall be released to Seller, all obligations of the parties hereto shall thereupon cease and this Agreement shall, thereafter, be of no further force and effect, except (a) those that by their terms survive the termination of this Agreement and (b) Seller shall be entitled to pursue Purchaser for the actual damages suffered by Seller as a direct result of (x) the breach of Purchaser’s representations or warranties hereunder or (y) Purchaser’s failure to have performed each covenant of Purchaser in all material respects on the Closing Date.

10.3. Closing. The closing of the purchase and sale of the Property (the “Closing”) shall occur remotely or in the offices of the Title Company on the Closing Date. Time is of the essence with regard to the Closing Date.

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10.4. Seller Deliveries. At the Closing, Seller, at its expense, shall deliver or cause to be delivered to Purchaser the following:

10.4.1. a Special Warranty Deed (the “Deed”) in the form of Exhibit C, duly executed and acknowledged by Seller, conveying the Land and Improvements to Purchaser, subject to the Permitted Encumbrances;

10.4.2. a counterpart of a General Assignment and Bill of Sale (“Bill of Sale”), without warranty as to title or otherwise, pursuant to which Seller shall assign and convey any right, title and interest of Seller in and to the Tangible Personal Property, Intangible Property and Contracts in the form attached hereto as Exhibit D, including but not limited to any warranties associated with the Property in Seller’s possession, duly executed by Seller;

10.4.3. a FIRPTA Affidavit in the form of Exhibit E, duly executed by Seller; and

10.4.4. an estoppel certificate duly executed by Seller, substantially in the form attached hereto as Exhibit H-1 and dated as of the Closing Date, with respect to Declaration of Covenants, Conditions, Restrictions, and Easements recorded in the Official Public Records under Fort Bend County Clerk’s File No. 2026009053, and an estoppel certificate duly executed by Seller, substantially in the form attached hereto as Exhibit H-2 and dated as of the Closing Date, with respect to each of the following: Declaration of Reciprocal Access Easement recorded in the Official Public Records under Fort Bend County Clerk’s File No. 2026019064, Declaration of Access Easement recorded in the Official Public Records under Fort Bend County Clerk’s File No. 2026019062, and Declaration of Easements recorded in the Official Public Records under Fort Bend County Clerk’s File No. 2026093037.

10.5. Purchaser Deliveries. At the Closing, Purchaser, at its expense, shall deliver or cause to be delivered to Seller the following:

10.5.1. immediately available good funds in the amount of the Purchase Price, less the Earnest Money Deposit and adjusted as provided in Section 11 below;

10.5.2. a counterpart of the Bill of Sale, executed by Purchaser, pursuant to which Purchaser agrees to assume the obligations of Seller with respect to the Tangible Personal Property, Intangible Property and Contracts;

10.5.3. the CM Fee as required pursuant to Section 10.15.3; and

10.5.4. the Third-Party Fees as required pursuant to Section 10.15.4.

10.6. Authority. At the Closing, each of Seller and Purchaser shall deliver to the Title Company evidence satisfactory to the Title Company that the person executing any closing documents on behalf of such party has full right, power, and authority to do so.

10.7. Third Party Notices. Notices to third parties with respect to termination of all Rejected Contracts, if any, which notices shall be in form and content reasonably satisfactory to Seller and Purchaser.

10.8. Title Policy. Seller shall pay the basic premium (thus excluding any charges for endorsements, modifications or deletions) for a TLTA standard form basic coverage, owner policy of title insurance in the amount of the Purchase Price to be issued to Purchaser and insuring that Purchaser is the owner of the Land and Improvements subject only to the Permitted Encumbrances and the standard printed exceptions and exclusions included in a TLTA standard form basic coverage owner policy of title insurance (the “Owner’s Title Policy”), and Seller shall deliver to the Title Company such certificates, affidavits and other documents (excluding the Survey) as may be reasonably required by the Title Company to issue the Owner’s Title Policy.

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10.9. Possession. Upon completion of the Closing, Seller shall deliver possession of the Property to Purchaser, subject only to the Permitted Encumbrances, and any keys in Seller’s possession.

10.10. FIRPTA. At Closing, Seller shall deliver an affidavit to Purchaser and the Title Company stating that Seller is not a “foreign person” under the provisions of the Internal Revenue Code (“FIRPTA Affidavit”).

10.11. Closing Statement. Seller and Purchaser shall each execute and deliver separate Closing Statements. At least five (5) business days prior to Closing, Seller and Purchaser shall cooperate with one another to generate in a timely manner for Closing the closing adjustments and prorations as described in Section 11 below.

10.12. Seller Deposits. As between Seller and Purchaser, Seller shall be entitled to recover from any utility company, owner's association or any quasi-governmental authority any and all deposits, escrows, bonds or letters of credit deposited or made by Seller held by any utility company, owner's association or any quasi-governmental authority as of the Closing Date.

10.13. Intentionally Deleted.

10.14. Deliveries Outside Escrow. On or prior to the Closing Date, Seller and Purchaser shall each deliver to the other outside of Escrow such additional items as are reasonably necessary to consummate the purchase and sale of the Property pursuant to this Agreement.

10.15. Lease Matters.

10.15.1.   Lease Termination. The parties acknowledge that Seller is the landlord and Purchaser is the tenant under the Lease. The Lease shall automatically terminate as of the Closing without further action by either party.

10.15.2.   Prepaid Rent and Security Deposit. Seller shall return or credit to Purchaser at Closing any prepaid rent and security deposit (together with any accrued interest thereon) held by Seller under the Lease, less any portions thereof that Purchaser is required to pay under the Lease (except as provided under this Agreement) before Closing but has failed to do so.

10.15.3.   CM Fee. At Closing, Purchaser shall pay TC Houston Industrial Development, Inc. (“TCC”) a flat construction management fee in the amount of $135,000.00 (the "CM Fee"). The CM Fee shall be deemed fully earned and payable as of Closing and shall be shown as a debit to Purchaser on the Closing Statement. The parties acknowledge that Exhibit C of the Lease provides for certain construction management fees payable to TCC (the "Work Letter Fees"). Notwithstanding anything to the contrary contained in the Lease, the CM Fee shall be in lieu of all Work Letter Fees, and Purchaser shall have no obligation to pay any Work Letter Fees in excess of the CM Fee.

10.15.4.   Third-Party Fees. At Closing, Purchaser shall reimburse Seller for actual third-party engineering review fees and consulting costs incurred by Seller in connection with Purchaser's tenant improvement plans and engineering submissions (the "Third-Party Fees"); provided, however, that the aggregate amount of the Third-Party Fees shall not exceed $10,500.00. Seller shall provide Purchaser with reasonable evidence of the Third-Party Fees prior to Closing. The parties acknowledge that Exhibit C of the Lease provides for reimbursement of certain engineering review fees and consulting costs incurred in connection with Purchaser's tenant improvements. Notwithstanding anything to the contrary contained in the Lease, the Third-Party Fees shall be in lieu of all such reimbursement obligations, and Purchaser shall have no obligation to reimburse Seller for any such costs in excess of the Third-Party Fees.

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10.15.5.   Tenant Improvement Allowance. Notwithstanding anything to the contrary contained in the Lease, Seller shall have no obligation whatsoever to fund or provide any landlord-funded tenant improvements or tenant improvement allowance under the Lease, whether or not previously accrued or incurred and whether arising before or after Closing, and Purchaser hereby irrevocably waives and releases any right or claim to the same, including any claim for reimbursement of costs incurred in connection with tenant improvements at the Property.

10.15.6.   Operating Expenses. Notwithstanding anything to the contrary contained in the Lease, all amounts paid or payable by Purchaser as tenant under the Lease on account of Operating Expenses for any period ending on or before the Closing Date shall be deemed final, and neither Seller nor Purchaser shall have any obligation to perform any post-Closing reconciliation of Operating Expenses for any such period.

10.15.7.   Effect of Lease Termination. The Lease shall have no further force or effect from and after the Closing, except for those provisions of the Lease that expressly survive the expiration or earlier termination of the Lease. The provisions of this Section 10.15 shall control in the event of any conflict with the Lease.

11. Closing Adjustments and Prorations. Except as otherwise provided in this Section, all adjustments and prorations to the Purchase Price payable at Closing shall be computed as of 11:59 p.m. on the day before the Closing Date (the “Prorations Date”). Such adjustments and prorations shall include the following:

11.1. Taxes and Assessments; Pending and Certified Liens. Notwithstanding anything to the contrary contained in the Lease, the provisions of this Section 11.1 shall govern the allocation and proration of property taxes and assessments between Seller and Purchaser for the calendar year of Closing. Taxes and assessments for the year of Closing shall be prorated as of the Prorations Date, on an accrual basis, based upon (i) the 2026 appraised value of $10,000,000 and (ii) the published 2025 tax rates adopted by the relevant taxing authorities. Other assessments, including, without limitation, those under any owner’s association affecting the Real Property, not included on the regular property tax bills, license fees for transferred licenses, and state or municipal fees and taxes for the Property for the applicable fiscal period during which Closing takes place shall be adjusted as of the Prorations Date on the basis of the most recent ascertainable assessments and rates, and shall be re-prorated as necessary pursuant to Section 11.3. After Closing, Purchaser shall assume the obligation, and Seller will have no obligation or liability to Purchaser for Purchaser’s failure to pay, taxes and assessments for the Property for the calendar year of Closing and subsequent years. Notwithstanding anything in this Agreement to the contrary, to the extent that the payment of property taxes and assessments is the responsibility of the tenant under the Lease, such property taxes and assessments for the year of Closing shall not be prorated between Seller and Purchaser as of the Prorations Date. Instead, such property taxes and assessments shall be prorated as of February 10, 2026, the effective date of the Lease. At Closing, Seller shall provide Purchaser with a fixed property tax credit of $733.70 per day for each day elapsed between February 10, 2026, and the Closing Date (the “Seller Credit”), and the Seller Credit shall not be subject to adjustment pursuant to Section 11.3. The provisions of this Section shall survive Closing.

11.2. Other Prorations. In addition to the previously stated adjustments and prorations at Closing, the parties shall also make such adjustments and prorations to the Purchase Price as are customary and usual in the county in transactions similar to the transaction contemplated by this Agreement.

11.3. Re-proration and Post-Closing Adjustments. In the event that any adjustments or prorations cannot be apportioned or adjusted at Closing by reason of the fact that final or liquidated amounts have not been ascertained, or are not available as of such date, the parties hereto agree to apportion or adjust such items on the basis of their best estimates of the amounts at Closing and to re-prorate any and all of such amounts promptly when the final or liquidated amounts are ascertained. In the event of any omission or mathematical error on the closing statement, or if the prorations, apportionments and computations shall prove to be incorrect for any reason, the same shall be promptly adjusted when determined and the appropriate party paid any monies owed. This provision shall survive for twelve (12) months following the Closing. Thereafter, neither party shall be obligated for any further adjustments.

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12. Commissions. Purchaser hereby represents and warrants to Seller that Purchaser has not dealt with any broker, finder or similar person in connection with the purchase of the Property other than Joseph Smith with CBRE (“Purchaser’s Broker”), who has waived its right to any commission related to this Agreement or the transaction contemplated herein. Purchaser hereby agrees to indemnify, defend and hold harmless Seller for all losses incurred by, and with respect to all claims against, Seller or its affiliates in connection with brokerage commissions or similar amounts asserted by any persons with whom Purchaser has dealt with in connection with the purchase of the Property, including Purchaser’s Broker. Seller hereby represents and warrants to Purchaser that Seller has not dealt with any broker, finder or similar person in connection with the sale of the Property. Seller hereby agrees to indemnify, defend and hold harmless Purchaser for all losses incurred by, and with respect to all claims against, Purchaser or its affiliates in connection with brokerage commissions or similar amounts asserted by any persons with whom Seller has dealt with in connection with the sale of the Property. The indemnities set forth in this Section 12 shall survive the termination of this Agreement or Closing, as applicable.

13. Closing Costs.

13.1. Seller shall pay (i) the basic premium for the Owner’s Title Policy, (ii) one-half of any escrow fees and/or similar closing fees or charges of the Title Company, (iii) any state deed tax or transfer tax, (iv) the costs of obtaining the title insurance commitment from the Title Company, (v) Seller’s attorneys’ fees, (vi) the cost of recording the satisfaction of any mortgage and any Monetary Liens, and (vii) any brokerage fees as set forth in Section 12.

13.2. Purchaser shall pay (i) any charges for endorsements, modifications or deletions to the Owner’s Title Policy requested by Purchaser or Purchaser’s lender (including, without limitation, if Purchaser elects to obtain such coverage, modification of the standard printed exception as to discrepancies, conflicts, shortages in area and boundary lines, encroachments or protrusions, and any overlapping improvements to read “shortages in area”), (ii) any charges for any title policy for Purchaser’s lender, (iii) the cost of recording the Deed, (iv) any expenses or charges incurred in connection with any loan obtained by Purchaser, (v) one-half of any escrow fees and/or similar closing fees or charges of the Title Company, and (vi) Purchaser’s attorneys’ fees.

13.3. Any expenses not expressly allocated to a party hereunder shall be allocated in the manner customary and usual to closings in the county in which the Land is located.

14. Taking, Damage or Destruction Before Closing. If, prior to Closing, all or any part of the Property is damaged or destroyed by fire or other casualty or becomes subject to condemnation or eminent domain proceedings, then Seller shall promptly notify Purchaser thereof and Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller within ten (10) days of Seller’s notice if any such damage, destruction or taking affects a material part of the Property, otherwise the parties shall proceed to Closing without any reduction in the Purchase Price, subject to the other provisions of this Agreement, but at Closing (i) Purchaser shall be entitled to all insurance proceeds or condemnation awards payable to Seller as a result of such damage, destruction or taking; provided that any proceeds received from Seller’s business interruption insurance shall be prorated at Closing, (ii) to the extent the same may be necessary or appropriate, Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, Seller’s rights to such proceeds or awards, (iii) with respect to an insured casualty, Seller shall credit Purchaser in an amount equal to the lesser of the amount of any deductible under the property insurance or the estimated cost of repair, and (iv) Purchaser shall be entitled to an amount equal to all or any portion of an uninsured loss or the amount of insurance proceeds which are not assignable from Seller to Purchaser, other than the deductible. For purposes of this paragraph, the portion of the Property damaged or destroyed or subject to a taking shall constitute a “material part of the Property” if (a) the value of such portion of the Property exceeds five percent (5%) of the Purchase Price, in the opinion of Purchaser’s and Seller’s respective engineering consultants, (b) in the case of casualty, the damage to the Property is uninsured or underinsured and Seller does not elect to credit Purchaser at Closing with an amount equal to the cost to repair such uninsured or underinsured damage, or (c) any damage or taking (i) materially and adversely affects access to the Property, or (ii) results in the Property violating any laws or failing to comply with zoning or any recorded covenants, conditions or restrictions affecting the Property, in any material respect. Except as expressly set forth herein, risk of loss by casualty or condemnation to the Property, or any portion thereof, shall remain with Seller until title has been conveyed to Purchaser. In no event shall Seller be obligated to repair or restore the Property to its condition prior to any such damage, destruction or taking. At Closing, Purchaser shall assume full responsibility for all repairs in connection with a casualty or condemnation. If Purchaser timely notifies Seller of its election to terminate this Agreement pursuant to this paragraph, this Agreement shall terminate, the Earnest Money Deposit will be immediately refunded to Purchaser, and neither Purchaser nor Seller shall have any further rights or obligations hereunder, except those that by their terms survive the termination of this Agreement.

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15. Default and Remedies.

15.1. If Purchaser fails to consummate the purchase of the Property on the Closing Date (time being of the essence with respect thereto) for any reason other than Seller’s failure to perform its obligations hereunder or termination hereof pursuant to a termination right expressly granted to Purchaser in this Agreement (such failure, a “Closing Default”), then Seller may, as its sole and exclusive remedy, terminate this Agreement by notifying Purchaser thereof, in which case the Title Company shall deliver the Earnest Money Deposit to Seller as liquidated damages and neither Purchaser nor Seller shall have any further rights or obligations hereunder, except those that by their terms survive the termination of this Agreement. Notwithstanding the foregoing, if Purchaser records a lis pendens or otherwise attempts to enjoin or restrict Seller’s ability to sell and transfer the Property, Seller shall not be restricted by the provisions of this Section 15.1 from bringing an action against Purchaser seeking expungement or relief from any such lis pendens, injunction or other restraint, or recovering fees, costs and expenses (including reasonable attorneys’ fees if Seller prevails) which Seller may suffer or incur as a result thereof, and the amount of any such fees, costs and expenses awarded to Seller shall be in addition to the liquidated damages set forth herein. In connection with any breach by Purchaser of any obligation of Purchaser under this Agreement that (a) is not cured by Purchaser within five (5) business days after its receipt of written notice of such default from Seller and (b) that is not a Closing Default (an “Other Purchaser Default”), Seller shall be entitled to terminate this Agreement by notifying Purchaser thereof and pursue Purchaser for the actual damages suffered by Seller as a direct result of the Other Purchaser Default.

15.2. If (i) Seller fails to consummate the sale of the Property pursuant to this Agreement on the Closing Date for any reason other than Purchaser’s failure to perform its obligations hereunder or termination hereof pursuant to a termination right granted under this Agreement, (ii) subject to the provisions of Section 7.4, Seller breaches a representation or warranty in any material respect, or (iii) Seller fails to perform any of its obligations under this Agreement (other than a breach under subpart (i), above) and such failure is not cured within five (5) business days after Seller’s receipt of written notice from Purchaser stating the failure, then Purchaser, as its sole and exclusive remedy, may either (i) elect to terminate this Agreement by written notice to Seller given prior to Closing, in which event (a) the Earnest Money Deposit shall be returned to Purchaser, and (b) upon Purchaser’s receipt of the Earnest Money Deposit, this Agreement shall terminate and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (ii) enforce specific performance of the obligations of Seller hereunder; provided, however, Purchaser must commence any action for specific performance within ninety (90) days after the scheduled Closing Date or such remedy shall be deemed waived.

15.3. The provision for payment of liquidated damages in Section 15.1 has been included because, in the event of a breach by Purchaser that is not curable, or if curable, was not cured, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately.

15.4. Nothing in this Section 15 shall be deemed to limit either party’s right to pursue relief for breach of, or to limit a party’s right to enforce specific performance of, obligations of the other party under this Agreement that survive termination or Closing, as applicable, or for reasonable attorneys’ fees and costs as provided in this Agreement.

16. Intentionally Deleted.

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17. Notices. All notices provided or permitted to be given under this Agreement must be in writing and served (i) by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) by delivering the same in person to such party, (iii) by depositing the same with a nationally recognized overnight delivery service (e.g., FedEx) for next business day delivery, or (iv) by electronic mail. Notices sent by United States mail in accordance with the foregoing shall be deemed received three (3) business days after mailing. Notices given via a nationally recognized overnight delivery service for next business day delivery shall be effective upon delivery by the overnight delivery service (or on the first day delivery was attempted by the overnight delivery service if receipt is refused or if the notice is unable to be delivered due to a change of address as to which no notice was given). Notices given via electronic mail shall be effective upon receipt of such electronic mail, provided if delivered after 5:00 p.m., central time, on any day, the electronic mail shall be deemed delivered on the next business day. The notice addresses of the parties shall be as set forth in Section 1, above; however, either party may change its address for notice by giving prior written notice thereof to the other party three (3) business days before the change. Notices may be delivered on behalf of the parties by their respective attorneys.

18. Assigns; Beneficiaries. Purchaser may assign its rights under this Agreement without Seller’s prior written consent to one or more entities controlling, controlled by, or under common control with, Purchaser (a “Permitted Assignment”). Otherwise, Purchaser may not assign its rights under this Agreement without the prior written consent of Seller. If Purchaser assigns this Agreement (except in the case of a Permitted Assignment) without the prior written consent of Seller, then, in addition to all the rights, remedies and recourses available at law or in equity, Seller may terminate this Agreement, in which case the Earnest Money Deposit shall be disbursed to Seller. Any assignment by Purchaser permitted by Seller hereunder or any Permitted Assignment shall be pursuant to a written assignment and assumption agreement pursuant to which the assignee expressly assumes the obligations of Purchaser hereunder, a copy of which shall be provided to Seller no later than five (5) business days prior to the Closing Date. No assignment made by Purchaser shall have the effect of extending the Inspection Period or the Closing Date nor relieve Purchaser of its obligations hereunder, and Purchaser and any assignee shall be jointly and severally liable for the obligations of Purchaser under this Agreement. Except as set forth in this Section, (i) this Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Agreement, and (ii) no assignment will release either party from its obligations under this Agreement.

19. Governing Law. This Agreement shall be governed by and construed, enforced, and interpreted in accordance with the laws of the State of Texas.

20. Entire Agreement; Modifications; No Waiver. This Agreement contains the entire agreement between Seller and Purchaser concerning the sale of the Property and supersedes any prior understanding or written or oral agreements between the parties with respect to the transaction contemplated herein, any such prior agreements having been merged herein. All exhibits attached hereto are incorporated herein by this reference for all purposes. This Agreement may only be modified by a written document signed by both parties. No provision of this Agreement shall be deemed to have been waived by either party unless the waiver is in writing and signed by that party.

21. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, PURCHASER AND SELLER EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

22. Holidays; Weekends. If any time period under this Agreement expires on, or if the final date for giving any notice or performing any action required or permitted by this Agreement falls on, a Saturday, Sunday, or federal or state legal holiday, then such time period or such date, as applicable, shall be extended to the next day that is not a Saturday, Sunday or federal or state legal holiday. The term “business day” means any day that is not a Saturday, Sunday or federal or state legal holiday.

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23. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document. An executed counterpart of this Agreement transmitted by facsimile or electronic mail shall be deemed an original counterpart and shall be effective as delivery of a manually executed counterpart of this Agreement, and each party has the right to rely on any such counterpart to the same extent as if such party had received a manually executed counterpart.

24. No Recording. Neither this Agreement nor any memorandum or affidavit hereof shall be recorded in any public records except as expressly permitted under Section 4.5 and Section 32. If Purchaser breaches the provisions of this Section, Seller may, in addition to any other remedies available to Seller, terminate this Agreement, receive the Earnest Money Deposit, and unilaterally release any such recording. Purchaser grants to Seller an irrevocable power of attorney for the sole and limited purpose of executing and recording a release of any recordation that is in breach of this Section.

25. Construction. Each of Purchaser and Seller acknowledges that it has been represented by legal counsel (or has been afforded the opportunity to be represented by legal counsel and has made a conscious decision not to be so represented) in connection with the negotiation of this Agreement and that it has reviewed this Agreement; accordingly, the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto. Each of Purchaser and Seller waives any and all rights or remedies it may have or be entitled to deriving from disparity in size or from any significant disparate bargaining position in relation to the other party. No custom or practice which may evolve between the Purchaser and Seller during the term of this Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance of the terms of this Agreement.

26. Captions. Captions and section headings in this Agreement are for convenience of reference and shall not affect the construction or interpretation of this Agreement.

27. Attorneys’ Fees. In the event of litigation between the parties in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party. The obligation in the immediately preceding sentence shall survive any termination of this Agreement or the Closing.

28. 1031 Exchange. Purchaser and Seller shall cooperate with one another in effecting a 1031 Tax Free Exchange provided that (a) the exchange shall not impose any additional financial obligations on either party; (b) neither party shall have any obligation to take title to any exchange property; and (c) both parties shall indemnify and hold one another harmless from any and all liabilities, claims, losses or actions as a result of either’s participation in the contemplated exchange. However, the parties shall execute reasonable additional escrow instructions and reasonable assignment documents to implement the other party’s exchange, at the cost of the exchanging party.

29. Time is of the Essence. Time is of the essence in this Agreement.

30. Limitation on Liability. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights that Purchaser might otherwise have or be entitled to at law, in equity, or by statute, whether based on contract or some other claim, any liability of Seller to Purchaser will be satisfied only from Seller’s interest in the Property and the proceeds thereof. Without limiting the generality of the foregoing, the Seller Parties will not in any manner be personally or individually liable for the obligations of Seller hereunder or for any claims related to this Agreement, any agreement contemplated by this Agreement, or the Property (other than with respect to the net proceeds of the sale). Seller shall not be liable for any consequential or punitive damages in connection with any action arising out of claims based upon this Agreement or the transactions contemplated herein. The provisions of this Section shall survive Closing or termination of this Agreement.

31. Intentionally Deleted.

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32. Confidentiality. Prior to Closing, except as required by law, regulation or legal or judicial process, neither party shall disclose the terms of this Agreement to any person or entity without the prior consent of the other party; provided, however, each party may disclose to its partners, members, officers, lenders, investors, attorneys, accountants, consultants, agents, and representatives such information as may be reasonably necessary to enable them to evaluate the Property and/or consummate the transactions herein contemplated, provided further that such persons shall be instructed to maintain the confidentiality of such information as otherwise herein provided. Notwithstanding anything to the contrary in this Agreement, Seller acknowledges and agrees that Purchaser may file this Agreement with the U.S. Securities and Exchange Commission (SEC) as an exhibit to a Current Report on Form 8-K or other periodic report pursuant to the Securities Exchange Act of 1934, as amended; provided, however, that prior to any such filing, Purchaser shall submit the proposed redacted version of this Agreement to Seller for review and approval, and Purchaser shall not file any version of this Agreement unless and until Seller has approved the redactions, such approval not to be unreasonably withheld, conditioned, or delayed. Such filing shall not constitute a breach of the confidentiality provisions herein.

33. Reporting Person. The parties hereby designate the Title Company to serve as, and the Title Company agrees to act as and perform the duties of, the “reporting person” with respect to the transactions contemplated under this Agreement for purposes of 26 CFR §1.6045-4(e)(5).

34. MUD Notice. The Property is located in the Harris County Municipal Utility District No. 410. Purchaser acknowledges and accepts that the Property is located in the Harris County Municipal District No. 410 and agrees receipt of and agrees to sign the MUD Notice attached as Exhibit G confirming same.

[REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK]

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SELLER’S SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

Executed to be effective as of the Effective Date.

SELLER:	BLUE RIDGE COMMERCE CENTER WEST LLC,
a Delaware limited liability company

By:	s/ George R. Farish II
Name:	George R. Farish II
Title:	Authorized Representative

Date of Execution: September 3, 2026

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PURCHASER’S SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

Executed to be effective as of the Effective Date.

PURCHASER:	APPLIED OPTOELECTRONICS, INC.,
a Delaware corporation

By:	s/ Fred Chang
Name:	Fred Chang
Title:	SVP

Date of Execution: September 4, 2026

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